Exhibit 99

National Information Consortium Voting Trust Dissolved

OLATHE, Kan.--(BUSINESS WIRE)--NIC Inc. (NASDAQ: EGOV) today announced the trustees of the National Information Consortium Voting Trust have informed the company that they have dissolved the trust as of June 20, 2008. The trust, which was managed independently of NIC Inc., was established on June 30, 1998 by the original investors in the company and consisted of 142 beneficiaries. NIC founders Jeffery S. Fraser and Ross C. Hartley served as trustees since the trust’s inception. The trust held 21,400,805 shares of NIC common stock, or approximately 34 percent, of total shares outstanding.

NIC officers and directors who were members of the voting trust include:

  Harry H. Herington, Chairman of the Board and Chief Executive Officer
  William F. Bradley, Jr., Chief Operating Officer and General Counsel
  Jeffery S. Fraser, Director and Chairman Emeritus
  Ross C. Hartley, Director
  Art N. Burtscher, Director

Specific ownership within the trust of certain beneficial owners and management is detailed in NIC’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 4, 2008, which is available at the SEC’s Web site at http://www.sec.gov or NIC’s investor Web site at http://www.nicusa.com/investor. The trustees did not indicate to the company any future intentions with regard to those NIC shares previously held by the trust that will be distributed to the trustees.

About NIC

NIC manages more eGovernment services than any provider in the world. The company is helping governments communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,900 state and local agencies that serve more than 69 million people in the United States. Additional company information is available at http://www.nicusa.com.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com